Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 5, 2004 relating to the financial statements and financial statement schedule of American Superconductor Corporation, which appear in American Superconductor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2004.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

September 20, 2004